Exhibit 23.1

Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No.333-111983) of NPTest Holding Corporation of our report dated March 1, 2004 relating to the financial statements and the financial statement schedule, which appears in this Annual Report on Form 10-K.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 19, 2004